EXHIBIT 6.4
                              EMPLOYMENT AGREEMENT

This Agreement, entered into on the 27 day of June, 1992 (the "Agreement") by and between CARSON CAPITAL CORPORATION, a Colorado corporation with its principal office in Alameda, California (the "Company") and JAMES STEIN, 2120 Eagle Avenue, Alameda, California ("Stein").

1. Employment. The Company hereby employs Stein, and Stein hereby accepts employment with the Company, upon the terms and conditions set forth herein. The Company and Stein hereby agree that this Agreement shall hereinafter govern their relationship and their respective rights and obligations under this Agreement. The parties acknowledge that Stein has heretofore entered into a substantially identical employment agreement with ValueStar, Inc., a California corporation which is an Affiliate of the Company, dated as of May 1, 1992 (the "ValueStar Employment Agreement"). The parties intend that this Agreement shall be coterminus with and expire at the same time, and on the same terms, as the ValueStar Employment Agreement.

2. Term of Employment. This Agreement will be effective as of and from the date first above written and shall terminate at the same time and for the same reasons as the ValueStar Employment Agreement.

3. Duties of Stein. Stein will be employed by the Company as its Chief Executive Officer and President and shall serve as Chairman of the board of directors, and shall have such duties and shall serve in such capacity and in such other capacities at the Company or any of its Affiliates as shall be designated, or to which Stein shall be elected, from time to time, by the Board of Directors of the Company ("Board") and in accordance with the bylaws of the Company as in effect from time to time.

4. Extent of Services; Right to Name, etc. (a) Stein will devote his full time and attention exclusively to the business of the Company and its Affiliates in the advancement of the best interests of the Company and such Affiliates. Stein may, however, devote such time to his personal investments as shall be necessary and which do not interfere with the performance of his duties hereunder.

(b) Stein hereby grants to the Company and its Affiliates the non-exclusive right to use his name, picture or other likeness and biographical material concerning him, in connection with advertising, promotion and publicizing the Company and its activities, so long as this Agreement is in effect. Such use of Stein's name shall be fair and not misleading or unflattering, and Stein will be allowed to review and approve all such uses prior to actual use or publicization.

5. Expenses. The Company will reimburse Stein (against receipt vouchers or other evidence of payment) for all ordinary, necessary and reasonable expenses incurred by him in the performance of his duties under this Agreement or in performing such duties prior to execution of this Agreement.

6. Compensation. During the Term of this Agreement, Stein will receive a monthly salary at the rate of ONE DOLLAR $1.00, payable at the end of each month. This salary shall not be increased except upon Board approval, and any compensation paid hereunder shall be in addition to and shall not reduce any compensation paid to Stein pursuant to the ValueStar Employment Agreement or otherwise.

7. Incapacity of Stein. If Stein shall, at any time, be incapacitated or prevented by physical or mental disability or any other circumstances beyond his control from performing his duties under this Agreement for a consecutive period of at least 6 months, the Company may, by written notice to Stein given at any time after such 6-month period and so long as the incapacity shall continue, discontinue payment in whole or in part of the compensation provided for herein from such date as may be specified in the notice until the incapacity of Stein shall cease. Otherwise, the said payment shall, notwithstanding the incapacity of Stein, continue to be paid to Stein in accordance with the foregoing provisions; provided, that if Stein shall receive any amount during the time of such incapacity by reason of any disability insurance or any other insurance plan, senior executive loss or income policy, disability policy or any other plan or scheme of a like nature funded by the Company, the payment above provided may be reduced by a like amount.

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8. Relationship of the Parties.  Stein will perform his duties as an employee of the Company and is not, nor will he be deemed to be, a joint venturer or partner with the Company or any Affiliate thereof, and nothing in this Agreement will be construed so as to make him a joint venturer or partner with the Company or Affiliate.

9. Termination of Agreement. This Agreement shall terminate at the same time and may be terminated by a party upon the same grounds as the ValueStar Employment Agreement. Upon termination of this Agreement for any reason, Stein shall not be entitled to severance pay or damages, except as provided in the ValueStar Employment Agreement. On the effective date of termination of this Agreement, Stein will deliver to the Company, in a reasonable state of repair, all property of the Company, both real and personal owned, leased or bailed to Stein and used by or in the possession of Stein.

10. Indemnification of Stein. Stein shall be indemnified to the same extent as set forth in the ValueStar Employment Agreement.

11. Confidential Information. Stein will not, during or after the Term of this Agreement, disclose to any firm or person any confidential or non-public information, except as otherwise required by law, as necessary in the ordinary course of the Company's business, or with prior written consent of the Company, including but not limited to information about the Company or any Affiliate, and the operations, products, assets, and customers thereof, to which Stein has gained or gains excess by reason of his position as an employee of the Company or an Affiliate. Stein shall not use for his own purposes, or for any purpose other than those of the Company or an Affiliate, any information he may acquire with respect to the Company's or an Affiliate's affairs.

12. Non-Competition Covenant. While this Agreement is in full force and effect and has not expired, has not been terminated or otherwise been canceled or annulled and for a period of 2 years following the termination of this Agreement, Stein shall not, directly or indirectly, whether individually or as controlling owner, officer, director, employee, shareholder, investor, consultant, agent or in any other capacity whatsoever, own, manage, work for, participate in the activities of, any person, firm, business or venture or any part thereof in the United States of America which competes with the Company or any Affiliate of the Company in its or their capacity as a research company, rating company or licensor of certification marks. If the scope of this Section (covering the entire United States of America) shall be deemed too broad or otherwise impermissible by any court of competent jurisdiction or arbitration panel, then the area subject to this non-competition covenant shall be deemed limited to the Standard Metropolitan Statistical Areas in which the Company or any Affiliate is carrying on operations.

Stein acknowledges that this covenant is valid, necessary and fundamental to the protection of the Company and its Affiliates, and is reasonable in the circumstances, including the fact that the Company intends for itself and its Affiliates to operate nationwide and establish is services and trademarks and service marks nationwide. The salary payable to Stein as provided for herein includes the entire consideration for Stein's covenant in this Section.

13. Right to Injunctive Relief. Stein acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Stein breaches any of his obligations under Sections 11 or 12 above. Accordingly, Stein agrees that the Company will be entitled to injunctive relief against any breach or prospective breach by Stein of Stein's obligations under Sections 11 or 12 in any Federal or State court of competent jurisdiction sitting in the State of California. Stein hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agrees that the process may be served on Stein by registered mail, addressed to the last address of Stein known to the Company, or in any other manner authorized by law.

14. Notices. Any notice under this Agreement must be given in writing and must be delivered by a messenger or courier service which retains its delivery receipts, sent by telex, telegram or facsimile transmission ("fax") or mailed by first class mail, postage prepaid, and addressed to the party to which notice is to be given at such party's address indicated below or at such other address as may be hereafter designated in writing to the other party in accordance with the notice provisions herein contained. If notice is sent by telex, telegram or facsimile transmission, it will be deemed to have been given at the time of transmission, and if by delivery, at the time delivered. If notice is mailed, it will be deemed to have been received 5 business days following the date of mailing of the notice. Notice should be sent to

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if to the Company:         2020 Challenger Drive, Suite 103
                           Alameda, California 94501-1017
                           Attention: Secretary

if to Stein:               2120 Eagle Drive
                           Alameda, California 94501

with a copy to:            Roger Metzler, Esq.
                           Keck, Mahin & Cate
                           1 Maritime Plaza, 23rd Floor
                           San Francisco, California 94111

15. No Assignment. This Agreement may not be assigned in whole or in part by any party without the written consent of the other party, which consent may not be unreasonably withheld.

16. Miscellaneous.

(a) Stein represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Stein's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

(b) The provisions of Sections 10,11,12 and 13 will survive the termination or expiration of this Agreement. All other obligations of the Company and Stein will cease on termination or expiration of this Agreement, except that the Company and Stein remain liable for obligations which accrued before termination or expiration of this Agreement (including Stein's right to be indemnified or paid or reimbursed for services rendered and expenses incurred before termination or expiration of this Agreement).

(c) This Agreement sets forth the entire understanding of the parties and may not be varied by any statement, representation, warranty or covenant not set forth in this Agreement.

(d) This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Agreement or, where applicable, by their heirs, representatives, successors or permitted assigns.

(e) This Agreement will be governed by and construed in accordance with the laws of the State of California and the parties agree that the courts of such state shall have exclusive jurisdiction to determine any disputes arising hereunder.

(f) This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, successors, administrators and permitted assigns.

(g) The term "Affiliate" as used herein shall mean every parent and subsidiary corporation of the Company, and every corporation or other entity which owns thirty percent or more of the Company or of which the Company owns thirty percent or more, of the equity ownership interest.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their respective hands and seals as of the day and year first above written.

CARSON CAPITAL CORPORATION                           JAMES STEIN

/s/ JAMES STEIN                                      /s/ JAMES STEIN
By James Stein, President                            Signature

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